Exhibit 3(ii)

Second Restated Trustees’ Regulations (Bylaws)

INVESTORS REAL ESTATE TRUST
Second Restated Trustees’ Regulations (Bylaws)
(Adopted September 24, 2003)

ARTICLE I - OFFICE AND RECORDS

      Section 1.  The principal office of the Trust shall be in Minot, North Dakota.  The Trust may also have offices at such other places as the trustees may from time to time designate.

      Section 2.  The original or a certified copy of these Regulations, including all amendments, shall be kept at the principal office of the Trust and be available during usual business hours for inspection and copying.

      Section 3.  The Trust shall keep correct and complete books and records of accounts of its transactions, and minutes and other records of the proceedings of its trustees or other actions and of any committees of such trustees.

      Section 4.  The Trust shall maintain at its principal office or at such other office or agency of the Trust, as may be specified by the trustees, the original Certificate of Beneficial Interest or Share Ledger containing the names and addresses of all Shareholders and the number of Shares held by each Shareholder.

ARTICLE II - TRUSTEES

      Section 1.  The number of trustees shall be not less than five nor more than fifteen as from time to time determined by the Board.

      Section 2.  The trustees shall elect one of their number as Chairman of the Trustees, who shall act as chairman at all meetings of the trustees, shall have the power to appoint committees of the trustees and to perform all administrative acts on behalf of the trustees, except to the extent that the Declaration of the Trust specifically requires such acts to be performed by a majority of all of the trustees.

      The trustees may elect one or more of their number as a Vice Chairman of the trustees.  The First Vice Chairman shall exercise the power and duties of the Chairman of the trustees in his absence or, in the case of a vacancy in that office, until a new Chairman of the trustees shall be elected.

      Section 3.  The trustees shall elect a Secretary, who need not be a trustee, who shall keep minutes and have the usual responsibilities of a secretary.

      Section 4.  Regular meetings of the trustees shall be held at such times as the trustees shall determine, but not less frequently than quarter-annually.

      Section 5.  Special meetings of the trustees shall be held whenever called by the Chairman or by any three other trustees at such time and place as may be designated in the notice of the meeting.

      Section 6.  At least three days’ written notice shall be given of the time and place of any regular or special meeting of the trustees.  If the notice is sent by mail or fax, it shall be deemed to have been given when deposited in the mail or transmitted by fax.  Notice of an adjourned meeting need not be given if the time and place of the adjourned meeting are announced at the meeting at which such adjournment action is taken.

      Section 7.  A majority of the trustees in office shall constitute a quorum for the transaction of business.  The acts of a majority of the trustees present at a meeting at which a quorum is present shall be the acts of the trustees.  The trustees may, in lieu of a meeting, take any action which would be lawful if done at a meeting by having a certificate describing such action signed by all of the trustees in office and depositing such certificate in the minute book of the Trust.

      Section 8.  Trustees must be individuals at least 21 years of age and less than 74 years of age upon the date of the annual shareholder meeting at which such individual is elected as a trustee.

ARTICLE III - SHAREHOLDERS

      Section 1.  Meetings of the Shareholders shall be held at such place in Minot or elsewhere as may be fixed by the trustees.

      Section 2.  The Annual Meeting of Shareholders for the election of trustees shall be held within six months of the end of the Trust’s fiscal year, at such time and place as the trustees shall, by resolution, from time to time fix.

      Section 3.  Written notice setting forth the time, place, and purpose of each such Annual Meeting shall be given to each Shareholder of record at least 15 days prior to the date fixed for the meeting.  Notice sent by mail shall be deemed given when it is deposited in the mail addressed to the Shareholder at the address appearing on the records of the Trust.  Notice of an adjourned meeting need not be given if the time and place of the adjourned meeting is announced at the meeting at which adjournment action is taken.

      Section 4.  The Chairman of the Board of Trustees, or such other person as may be designated by the trustees, shall preside and the Secretary shall take the minutes at every meeting of the Shareholders.  In the absence of the Secretary, the trustees shall appoint one of their number, or such other person as they may select, to act as Secretary of the meeting.

      Section 5.  Thirty-three and one-third percent (33 1/3%) of the outstanding Shares entitled to vote at any meeting represented in person or by proxy shall constitute a quorum at such meeting.

      Section 6.  Proxies shall be executed in writing and filed with such officer or office of the Trust as may be designated in the notice of the meeting.  No revocation of a proxy, whether by voluntary action, death, or incapacity of the Shareholder granting it or otherwise, shall be effective until notice thereof has been received by the Trust.

      Section 7.  The trustees may appoint one or more judges of election, who need not be Shareholders, to act at meetings of Shareholders.  If a judge of election fails to appear or refuses to act at a meeting, the Chairman of the trustees or other person designated to preside at the meeting of the Shareholders shall appoint a substitute judge of election.  The judge of election shall determine the number of Shares in the Trust as of the applicable record date, the number of Shares represented at the meeting, the existence of a quorum, and all questions relating to voting, and shall count the votes and shall determine the results of any voting.

      Section 8.  For any lawful purpose, including but without being limited thereto, the determination of the Shareholders who are entitled to (a) receive notice of and vote at a meeting of the Shareholders; (b) receive payment of a distribution; and (c) participate in the execution of written approvals, the trustees may fix a record date which shall not be earlier than the date on which the record date is fixed, and shall not be more than 90 days preceding the meeting, payment, final date of written approvals or waivers, or other event to which the record date relates.  If no record date is fixed, the record date for determining the Shareholders who are entitled to receive notice of or to vote at a meeting of the Shareholders shall be the close of business on the twentieth day prior to the date of the meeting.

 ARTICLE IV - OFFICERS

      Section 1.  The Board shall appoint and designate the following officers (hereinafter sometimes defined as "Executive Officers"):  Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, one or more Senior Vice Presidents, and a Secretary.  The Board may also appoint and designate such other officers, assistant officers, and agents, as necessary, in such manner as may be prescribed by the Board.

      Section 2.  All officers and agents of the Trust, as between themselves and the Trust, have such authority and must perform such duties in the management of the Trust as may be provided in the Bylaws, or as may be determined by resolution of the Board not inconsistence with the Bylaws.

      Section 3.  Any number of offices or functions of those offices may be held or exercised by the same person.  If a document must be signed by persons holding different offices or functions and a person holds or exercises more than one of those offices or functions, that person may sign the documents in more than one capacity, but only if the document indicates each capacity in which the person signs.

      Section 4.  The appointment of a person as an officer or agent does not, of itself, create contract rights.  However, the Trust may enter into a contract with an officer or agent.  The resignation or removal of an officer or agent is without prejudice to any contractual rights or obligations.

      Section 5.  An officer may resign at any time by giving written notice to the Trust.  The resignation is effective without acceptance when the notice is given to the Trust, unless a later effective date is specified in the notice.

      An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the entire Board of Trustees.

A vacancy in an office because of death, resignation, removal, disqualification, or other cause may be filled in any manner by the Board.

      Section 6.  Unless prohibited by a resolution approved by the affirmative vote of a majority of the entire Board, an officer appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons.  An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

      Section 7.  Unless prohibited by a resolution of the Board, any Executive Officer may execute any contracts, leases, or other documents requiring execution by the Trust.

      Section 8.  The Secretary shall keep the minutes of all meetings of the trustees and the Shareholders in appropriate minute books and shall give all notices on behalf of the Trust including notice of the meetings of the trustees and the Shareholders and shall perform all of the customary duties of a secretary.

ARTICLE V - COMMITTEES

      Section 1.  Executive Committee.  At least annually, the trustees shall elect an Executive Committee consisting of three (3) trustees.  The Executive Committee shall have the authority and duties prescribed in these regulations and such other authority and duties as may be prescribed by the trustees.  The trustees may also appoint other agents for the performance of the business of the Trust, and each shall have such authority and duties as the trustees prescribe.  The Executive Committee may act on behalf of the Board.

      Section 2.  Audit Committee.       At least annually, the trustees shall elect an Audit Committee consisting of three (3) Independent Trustees.  The Audit Committee shall perform all duties as set forth in the written audit committee charter as amended by the trustees from time to time and such other duties and tasks as the trustees may prescribe.

      Section 3.  Nominating Committee.        The Board shall have a Nominating Committee, comprised of all of the Independent Trustees.  The Nominating Committee shall nominate the persons that will stand for election as trustees at the Trust’s next annual meeting.  The Nominating Committee shall consider candidates for nominations from Shareholders, provided such suggested nominations are received by the Chairman and the Secretary in writing on or before the first day of June of each year.

      Section 4.  Compensation Committee.  The Board shall have a Compensation Committee, comprised of all of the Independent Trustees.  The compensation of the Chief Executive Officer and Chief Operating Officer shall be determined by the Compensation Committee meeting in executive session.  The compensation of the other Executive Officers shall be determined by the Compensation Committee meeting in executive session, at which meeting the Chief Executive Officer and Chief Operating Officer may be present.  The Chief Executive Officer and Chief Operating Officer shall determine the compensation of the other officers, agents, and representatives of the Trust.

ARTICLE VI - SHARES

      Section 1.  Each Certificate of Beneficial Interest or Share shall state (a) that it represents units of Beneficial Interest in the Trust; (b) the name of the registered owner of the units of Beneficial Interest represented thereby; and (c) the number of Shares or units of Beneficial Interest which the certificate represents.

      Section 2.  Each share certificate shall be signed by a duly authorized agent of the Trust provided, however, that such signature may be a facsimile signature on any certificate which contains the manual signature of a person authorized to sign on behalf of a transfer agent acting for the Trust.

      Section 3.  Shares may be transferred only by the registered owner of the Shares as reflected on the Share Ledger of the Trust, or by an attorney duly authorized in writing by the registered owner, and only upon surrender of the Share certificate properly endorsed, which certificate shall be canceled at the time of transfer.  The trustees may prescribe the requirements for any transfer of Shares otherwise than by an assignment validly executed by the registered owner or his attorney duly authorized as herein provided.

      Section 4.  The trustees may establish transfer offices each in the charge of a transfer agent appointed by the trustees, where the Shares of the Trust shall be transferable, and a registry office in the charge of a registrar appointed by the trustees where the Shares shall be registered.  If a transfer agent shall be appointed, no certificate for a Share will be valid unless countersigned by such transfer agent.

      Section 5.  The holder of any Share or Certificate of Beneficial Interest shall immediately notify the Trust or its transfer agent of any mutilation, loss, or destruction thereof.  The trustees shall cause one or more new certificates for the same number of Shares or units in the aggregate to be issued to such beneficiary upon surrender of the mutilated certificate, or in the case of loss or destruction of a certificate, upon satisfactory proof of such loss or destruction of certificate and the deposit of indemnity by way of a bond or otherwise in such form and amount and with such surety as the trustees may require, to indemnify the Trust against loss or liability by reason of the issuance of such new certificate or certificates.

      Section 6.  The Certificates of Beneficial Interest issued by the trustees hereunder shall be in substantially the following form:

Share or Certificate of Beneficial Interest

______ Shares

Investors Real Estate Trust

     This certifies that ________________ is the owner of _________ fully paid Shares in Investors Real Estate Trust, a North Dakota Business Trust, which are held subject to the Second Restated Declaration of Trust made on February 9, 1999, which, together with any subsequent amendments thereto, is hereby incorporated in and made a part of this certificate.

     The holder hereof has no interest, legal, or equitable, in any specific property of the Trust and no transfer of this certificate will affect Investors Real Estate Trust until this certificate has been surrendered at the offices of the Trust, or transfer agent, and the transfer recorded on the books of the Trust.

     In Witness Whereof, the trustees have caused this certificate to be signed by their duly authorized agents.

Dated:

___________________________           _____________________________
Secretary or Vice President                           President or Vice President

The Certificates of Beneficial Interest issued by the trustees hereunder shall also contain any Legend required by the Declaration of Trust

ARTICLE VII - POLICIES

Section 1.  Definitions.  Terms not otherwise defined in the Declaration of Trust shall have the following definitions:

            A.        ACQUISITION EXPENSES: Expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

            B.        ACQUISITION FEE: The total of all fees and commissions paid by any party to any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by IRET. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to persons not affiliated with IRET in connection with the actual development and construction of a project.

            C.        AVERAGE INVESTED ASSETS: For any period the average of the aggregate book value of the assets of the Trust invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during such period.

            D.        NET ASSETS: The total assets at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

            E.         NET INCOME: For any period total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves.

            F.         ORGANIZATION AND OFFERING EXPENSES: All expenses incurred by and to be paid from the assets of IRET in connection with and in preparing IRET for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, Trustees, escrow holders, depositories, experts, expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.

           G.        TOTAL OPERATING EXPENSES: Aggregate expenses of every character paid or incurred by IRET as determined under Generally Accepted Accounting Principles, but excluding:  (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and such other expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of IRET'S Shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees; and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property.

Section 2.  Investment Policies.

           A.     The primary investment objectives of IRET are to obtain current income and capital appreciation for the Shareholders.

           B.     The Independent Trustees shall review the investment policies of IRET with sufficient frequency and at least annually to determine that the policies being followed by IRET at any time are in the best interests of its Shareholders.  Each such determination and the basis therefore shall be set forth in the minutes of the trustees.

           C.     IRET shall not invest in equity securities unless a majority of trustees (including a majority of Independent Trustees) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable.

           D.     IRET shall not invest more than 10% of its total assets in unimproved real property or mortgage loans on unimproved real property.  For purposes of this subsection, "unimproved real property" shall mean real property that has the following three characteristics:  (i) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (ii) has no development or construction in process on such land; and (iii) no development or construction on such land is planned in good faith to commence on such land within one year.

           E.      IRET shall not invest in commodities or commodity future contracts. Such limitation is not intended to apply to future contracts, when used solely for hedging purposed in connection with IRET's ordinary business of investing in real estate assets and mortgages.

           F.      IRET shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of the Independent Trustees so determine, and in all cases in which the transaction is with a trustee or Affiliate, such an appraisal must be obtained from an independent expert concerning the underlying property. This appraisal shall be maintained in IRET's records for at least five years, and shall be available for inspection and duplication by any Shareholder. In addition to the appraisal, a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Further, the Board shall observe the following policies in connection with investing in or making mortgage loans:

           i.    IRET shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

           ii.    IRET shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of IRET, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the "aggregate amount of all mortgage loans outstanding on the property, including the loans of IRET," shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

           iii.    IRET shall not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of a trustee or Affilliate.

           iv.    The policies outlined in (i) through (iii) above may be exceeded or avoided for a particular transaction provided a commercially reasonable justification exists and is approved by a majority of the trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction.

      Section 3.  Borrowing Limitations.  The aggregate borrowings of IRET, secured and unsecured, shall be reasonable in relation to the Net Assets of IRET, and shall be reviewed by the trustees at least quarterly. The maximum amount of such borrowings in relation to the Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level shall be approved by a majority of the Independent Trustees and disclosed to Shareholders in the next quarterly report of IRET, along with justification for such excess.

      Section 4.  Policies for Fees, Compensation and Expenses.

           A.     The Independent Trustees will determine, from time to time but at least annually, that the total fees and expenses of IRET are reasonable in light of the investment performance of IRET, its Net Assets, its Net Income, and the fees and expenses of other comparable unaffiliated real estate investment trusts. Each such determination shall be reflected in the minutes of the meeting of the trustees.

           B.     The total of Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 7% of the contract price of the property, or in the case of a mortgage loan, 7% of the funds advanced.

           C.     Notwithstanding the above, a majority of the trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction may approve fees, compensation and expenses in excess of the limits imposed by this Section 4 if they determine the transaction to be commercially competitive, fair and reasonable to IRET.

           D.     The Total Operating Expenses of IRET shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2% of its Average Invested Assets or 25% of its net income for such year. The Independent Trustees shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless such Independent Trustees shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting the trustees.

           E.      Within 60 days after the end of any fiscal quarter of IRET for which total operating expenses (for the twelve (12) months then ended) exceeded 2% of average invested assets or 25% of net income, whichever is greater, there shall be sent to the Shareholders of IRET a written disclosure of such fact, together with an explanation of the factors the Independent Trustees considered in arriving at the conclusion that such higher operating expenses were justified.

      Section 5.  Policies for Shares and Securities.

           A.     IRET shall not issue options or warrants to purchase its Shares to the trustees or any Affiliate, except on the same terms as such options or warrants are sold to the general public.  IRET may issue options or warrants to persons not so connected with IRET but not at exercise prices less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Trustees has a market value less than the value of such option on the date of grant. Options or warrants issuable to the trustees or any Affiliate shall not exceed an amount equal to 10% of the outstanding Shares of IRET on the date of grant of any options or warrants.

           B.     Unless approved by a majority of the Independent Trustees, IRET shall not issue its Shares on a deferred payment basis or other similar arrangement.

           C.     Unless approved by a majority of the Independent Trustees, IRET shall not issue equity securities that are redeemable by the owner of the equity security.

           D.     IRET shall not issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt.

ARTICLE VIII - MISCELLANEOUS

      Section 1.  The fiscal year of the Trust shall begin on May 1 of each year and shall end on April 30th of each year.

      Section 2.  No trustee, representative, or agent of the Trust shall have power or authority to borrow money on the Trust’s behalf, to pledge its credit or to buy, sell, or mortgage its real property or securities except within the scope and to the extent of authority expressly delegated by resolution of the trustees.  Authority given by the trustees for any of the above purposes may be general in scope or limited to specific instances.

      Section 3.  The trustees may, by resolution, designate the representative or representatives of the Trust who shall be authorized to act as signatory or signatories on the Trust’s bank accounts and shall designate the number of signatures required.  Any such signatory may, but need not, be a trustee.

      Section 4.  Whenever any written notice is required to be given to the trustees or the Shareholders, a waiver thereof in writing signed by a person entitled to such notice, shall be deemed equivalent to the giving of such notice.  Attendance of a person either in person or by proxy at a meeting shall constitute a waiver of notice of the meeting unless such person attends such meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

      Section 5.  All capitalized terms not otherwise defined in these Bylaws shall have the meanings ascribed to them in the Declaration of Trust.

      Section 6.  In the event that any provision in these regulations shall be construed to be inconsistent with the provision of the Declaration of Trust, the provisions of the Declaration of Trust shall control.

ARTICLE IX - AMENDMENTS

      These Regulations may be amended at any regular or special meeting of the trustees if notice of the proposed amendment is contained in the notice of meeting.  Amendments to these regulations may be made by the trustees with or without a meeting, by written instrument signed by all of the trustees and lodged among the records of the Trust.